UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): October 14, 2009

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 14, 2009, TETRA Technologies, Inc. (the “Company”) issued a press release announcing the settlement of essentially all of its claims in the lawsuit filed in Montgomery County, Texas, entitled Maritech Resources, Inc. v. Certain Underwriters and Insurance Companies at Lloyd’s, London subscribing to Policy no. GA011150U, Neuman, Martin and Buchan, and Steege Kingston, in which the Company sought damages for breach of contract and various related claims and a declaration of the extent of coverage of an endorsement to the policy. Under the terms of the settlement, the Company’s subsidiary, Maritech Resources, Inc. (“Maritech”), will receive approximately $40 million in cash against claims related to damages incurred as a result of Hurricanes Katrina and Rita in 2005. The payment is expected to be received within the next 30 days, which will bring Maritech’s total insurance recovery related to 2005 Hurricanes Katrina and Rita to approximately $136 million. The Company expects that there will be a positive income effect from the settlement; however, the timing of such income recognition has not yet been determined.

The press release issued by the Company on October 14, 2009 with respect to the settlement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Section 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated October 14, 2009, issued by TETRA Technologies, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By:  /s/Bass C. Wallace, Jr.
                      Bass C. Wallace, Jr.
                      General Counsel and Corporate Secretary

Date: October 14, 2009

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated October 14, 2009, issued by TETRA Technologies, Inc.